EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Incentive Plan of Cheniere Energy, Inc. of our reports dated March 2, 2011, with respect to the consolidated financial statements and schedule of Cheniere Energy, Inc. and the effectiveness of internal control over financial reporting of Cheniere Energy, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP

Houston, Texas
July 1, 2011